Convertible Note Financing Agreement

August 14, 2013

This Convertible Note Financing Agreement (this “Agreement”) sets forth all principal terms of a business transaction between Mandalay Digital Group, Inc., a Delaware corporation (“Issuer”), and Taja, LLC (“Investor”).

For good and valuable consideration, the parties hereto hereby agree as follows:

Securities Issuance:	The Investor hereby subscribes for, and the Company hereby promises to issue to Investor in accordance with this Agreement, 80,000 shares (the “Closing Shares”) of the Issuer’s fully paid, duly authorized and non-assessable shares of its common stock (par value $0.0001 per share) (“Common Stock”) and warrants to purchase 120,000 shares of Common Stock, having the terms described below under “Warrants” (the “Warrants”). In addition, the Investor is converting certain debt securities into additional shares of Common Stock (the “Conversion Shares”) on the terms described below under “Conversion of Unsecured Note.” The Closing Shares, the Warrants and the Conversion Shares are all referred to herein as the “Securities”, and the Securities shall be delivered as soon as practicable following the date hereof at the offices of the Issuer by delivery of physical certificates or such other manner of delivery as the parties agree. The Closing Shares and Warrants are restricted under the securities laws and shall bear standard Securities Act of 1933 legends. The Investor hereby represents that (a) it is an accredited investor as that term is defined in Regulation D under the Securities Act of 1933, (b) it is purchasing for investment purposes only and not with a view to a distribution and (c) it owns and has not transferred or assigned any interest in the Unsecured Note, the Secured Note or the warrants previously issued to Investor as set forth herein. Except as set forth in this Agreement, no representations or other agreements are made by either party in connection with the transactions contemplated hereby.

The Investor shall have the following registration rights with respect to the Closing Shares, the shares underlying the Warrants and the 50,000 shares of common stock issued as consideration for the consent granted by the Investor in the MIA acquisition (the “Registrable Securities”): the Company shall file a registration statement on Form S-3 (the “Registration Statement”) not later than August 31, 2013 covering the resale of the Registrable Securities and shall use its best efforts to cause such registration statement to be declared effective as soon as practicable thereafter.

In addition, if the Company and Investor in their respective discretion agree for the Company to issue the Investor additional securities as consideration or in exchange for securities already owned by the Investor (“Exchange Securities”), and if such Exchange Securities are not issued in compliance with Section 3(a)(9) under the Securities Act, then the Company shall agree to either file (i) a post-effective amendment to the Registration Statement or (ii) a new registration statement on Form S-3, in each case within 30 days of the closing of such new issuance of Exchange Securities and covering the resale of such securities, and use its best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable after the filing thereof.

In each case of the Company’s registration obligations above: (i) the Investor will reasonably cooperate, including providing customary selling stockholder questionnaires as a condition to inclusion, (ii) registrable securities (under either paragraph above) shall cease to be such when they all can be sold under Rule 144 in a three month period without limitation or under 3(a)(9), or once they have been sold, or after a period of 3 years from the date the registration statement is first declared effective (plus the additional period extending such 3 year period equal to the sum of all periods of blackout periods noted in clause (iv) below); (iii) if Form S-3 is not available then the Company shall instead use Form S-1; and (iv) the Company may suspend the use of the Registration Statement not more than one 45 day period in any 12 month period if the Company’s CEO certifies that doing so is necessary to avoid material detriment to the Company.

Conversion of Unsecured Note:	On the date hereof, $1,000,000.00 of the outstanding principal amount of the Unsecured Note is hereby converted into 285,714 Conversion Shares and the remaining principal of $180,000 and unpaid interest of $55,977 (in the amount of $239,977, and referred to as the “Exchange Amount”) is hereby exchanged for a like amount of additional Secured Notes as described in the next section. Accordingly, the Unsecured Note is on the date hereof deemed to be repaid in full through a combination of conversion and exchange as set forth in this section. The term “Unsecured Note” means that certain unsecured subordinated convertible note the terms of which are reflected in that certain Convertible Note Financing Binding Term Sheet dated December 29, 2011 as amended by that certain Convertible Note Financing Binding Term Sheet dated March 1, 2012.

Increase of Principal of Secured Note:	On the date hereof, the principal amount of the Secured Note is hereby increased by the Exchange Amount. The new current remaining balance of principal and interest under the Secured Note as of the date hereof shall be $1,537,529. The term “Secured Note” means that certain Second Amended and Restated Senior Subordinated Secured Note Due June 21, 2013 between Twistbox Entertainment, Inc., a subsidiary of the Issuer, and the Investor, as amended by those certain binding term sheets dated December 29, 2011 and March 1, 2012 between the Issuer and Investor. Other than as expressly set forth in this Agreement (including the next section), the terms of the Secured Note shall remain in full force and effect.

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Convertibility of Secured Note:	A new Section at the very end of the Secured Note is hereby added as of the date hereof as follows: “Notwithstanding anything herein to the contrary, this Note may, upon 10 days prior written notice to the Issuer, be converted into shares of Common Stock of Issuer, at a conversion price equal to $4.00 per share (subject to proportional adjustment for stock splits, stock dividends and the like occurring after the date hereof) at the Investor’s option at any time through the maturity date of the Secured Note, provided, however, notwithstanding the foregoing, the conversion rights shall effective immediately be deemed limited by a customary and reasonable beneficial ownership blocker set at 4.9% of the Issuers outstanding shares, all as measured in accordance with the applicable Rule 13d-3 standards. If this Note is converted, the closing shall occur in a reasonable time, place and manner after the effective date of the conversion.”

The parties shall negotiate a long form of the above-referenced beneficial ownership blocker in good faith within 30 days but such short form blocker shall remain in effect until superseded by agreement.

Warrant Coverage:

The Warrant shall have an exercise price equal to the same price paid per share for shares of the Issuer’s Common Stock in the Issuer’s next round of equity financing, or, if no equity financing has occurred by September 9, 2013, the closing price of the Issuer’s Common Stock on such date on the Nasdaq Capital market. The Warrant shall have a five (5) year term from the date of the issuance and may be exercised by the Investor only following the first anniversary of the date hereof. The Warrants shall be in substantially the form of the most recent warrants issued by the Issuer to outside investors, modified only to reflect the specific terms herein. For purposes of determining the price paid for the Issuer’s Common Stock in the next equity financing, the price of the Common Stock issued in such financing shall be deemed to be aggregate gross proceeds raised divided by the number of shares of Common Stock issued at the closing, irrespective of any warrants.

Existing Note Warrants:	The warrants described under the heading “Existing Note Warrant” in the term sheet dated December 29, 2011 shall vest and be exercisable February 4, 2014, and shall have a six (6) year term from the date of original issuance. All other aspects of these warrants shall otherwise remain unchanged.

The warrants described under the heading “Warrant Coverage” in the term sheet dated December 29, 2011 shall vest and be exercisable February 4, 2014, and shall have a six (6) year term from the date of original issuance. All other aspects of these warrants shall otherwise remain unchanged.

The section of the March 1, 2012 term sheet entitled “Warrant Coverage” is hereby deleted.

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Prepayment Rights and Obligations:	Issuer may prepay the Secured Note, in whole or in part, without penalty at any time upon 10 days’ prior notice to Investor.

In addition, the obligation of the Issuer to prepay the Secured Note described under the heading “Existing Note Prepayment” in the binding term sheet dated March 1, 2012 shall be amended and restated in its entirety to read in full as follows:

In the event of the consummation of any sale by Issuer of the equity securities of Issuer that generates net proceeds to Issuer, when combined with the aggregate net proceeds generated by any and all previous equity sales occurring from and after the date of the March 1, 2012 Term Sheet of at least $10,000,000, Issuer shall give Investor written notice thereof (a “Notice of Receipt of Proceeds”) within five business days of such consummation. The Notice of Receipt of Proceeds shall (a) state the aggregate net proceeds generated from the most recent equity sale and all previous equity sales occurring from and after the date of the March 1, 2012 Term Sheet and (b) set forth, if full prepayment in cash of all then outstanding principal and accrued and unpaid interest under the Secured Note is not tendered contemporaneously with the Notice of Receipt of Proceeds, a request by Issuer that Investor refrain from accelerating the Secured Note. Upon receipt of any Notice of Receipt of Proceeds, and for a period of 30 days thereafter, Investor shall have the right, notwithstanding any request by Issuer to the contrary, to elect that all outstanding principal and accrued and unpaid interest under the Secured Note be accelerated and become immediately due and payable by Issuer. Such election by Investor shall be exercised by written notice thereof given by Investor no later than 30 days after receipt by Investor of the Notice of Receipt of Proceeds.”

Consent to Amend Notes	Section 6(a) of the Secured Note shall hereby be amended to include the word, “amend,” following the word “Incur,” in the first clause of such Section.

Press Release	Issuer intends to issue a press release following the execution of this Agreement and, to the extent Investor’s name is disclosed in such press release then the Issuer shall obtain the consent of the Investor with regard to the content of the press release, which such consent shall not be unreasonably withheld by the Investor. This Agreement may be filed with the SEC to the extent required by securities laws or regulations of the Nasdaq.

Conflicts:	To the extent that this Agreement conflicts with the terms of any prior term sheet or note relating to the Unsecured Note or the Secured Note, this Agreement shall govern.

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Nasdaq Limitation:	Notwithstanding anything to the contrary herein, under no circumstances will this Agreement obligate the Issuer to issue any securities to the extent that, as a result thereof, more than 19.99% of the Common Stock or voting power outstanding immediately before the enactment of this Agreement (calculated under Nasdaq rules for determining shareholder approval) are (a) issued in the aggregate pursuant to this agreement or the transactions contemplated thereby or (b) owned by the Investor or any of its Affiliates.

This Agreement shall be binding on the parties hereto and their respective successors and assigns and shall govern the parties’ respective rights and obligations under the Unsecured Note and the Secured Note. This Agreement will be governed by and construed in accordance with the laws of the State of California. Any disputes arising out of or relating to this Agreement shall be heard exclusively in state or federal courts located in California, each party waiving any and all objections to such venue. This Agreement and the documents amended by this Agreement comprise the entire understanding of the parties with respect to the subject matter hereof, as of the date hereof. This Agreement shall not be amended, or any provision hereof waived, except in a writing signed by each party hereto. This Agreement may be executed in any number of original, facsimile or other electronic counterparts.

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In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

ISSUER:	INVESTOR:

MANDALAY DIGITAL GROUP, INC.	TAJA, LLC

By:	By:
Name:	Name:
Title:	Title:

Binding Term Sheet

Convertible Note Financing

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